News Release
Investor Contact:        Media Contact:
Ed Wilhelm           Anne Roman
(734) 477-4245            (734) 477-1392

Borders Group Reports Final Q4 and Full Year 2006 Results
Company Records Q4 Non-Operating Charge of $2.86 Per Share

ANN ARBOR, Mich., March 22, 2007—Borders Group, Inc. (NYSE: BGP) today reported unaudited fourth quarter and full-year 2006 results for the period ended Feb. 3, 2007. On a GAAP basis, the company recorded a consolidated loss in the fourth quarter of $1.25 per share, which compares to consolidated earnings per share of $1.78 for the same period in 2005. For the full year, on a GAAP basis, Borders Group posted a consolidated loss of $2.44 per share compared to consolidated diluted earnings per share of $1.42 for the prior year. Excluding non-operating charges, primarily comprised of asset write-offs, the company recorded consolidated diluted earnings per share of $1.61 for the fourth quarter, which compares to operating consolidated earnings per share of $1.87 one year ago. For the full year, on an operating basis, Borders Group posted consolidated earnings per share of $0.39 compared to $1.57 consolidated earnings per share in 2005.

“Clearly, our 2006 results were disappointing, as our company and the industry as a whole continued to face a challenging environment,” said Borders Group Chief Executive Officer George Jones. “This performance is not indicative of this company’s many strengths, and it’s not where Borders Group is headed in the long run. We have a powerful brand, a network of quality store locations, and our Borders Rewards® loyalty program has nearly 17 million members and continues to grow rapidly. In addition, we have knowledgeable and dedicated employees, and a strong new management team in place ready to effect change. To guide that change, we have developed a comprehensive strategic plan that we are confident will revitalize Borders Group and generate long-term value for our shareholders. This plan calls for 2007 to be a year of transition, positioning Borders Group to return to growth in 2008 and beyond. In a separate news release today we are communicating this plan for the future and we look forward to discussing it in greater detail on our conference call for investors.”

Consolidated Results—Q4

Borders Group achieved fourth quarter consolidated sales of $1.50 billion, an increase of 2.9% over 2005.

On a GAAP basis, the company recorded a consolidated fourth quarter net loss of $73.6 million, or $1.25 per share, which compares to GAAP net income of $119.1 million, or $1.78 per share, for the same period in 2005. On an operating basis, fourth quarter consolidated net income was $94.8 million, which is down 24.2% from $125.0 million a year ago.

Gross margin as a percent of sales, on a GAAP basis, declined by 3.0% from 33.6% to 30.6% in the fourth quarter, due primarily to increased promotional discounts related in part to customer redemption of Borders Rewards benefits, de-leveraging of fixed occupancy costs, and non-operating charges.

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Borders Q4/Full Year 2006—2

On a GAAP basis, SG&A as a percent of sales increased by 0.6% from 19.7% to 20.3% in the fourth quarter, due primarily to de-leveraging of expenses and non-operating charges. Interest expense increased by $4.7 million as a result of capital expenditures, inventory investments and stock repurchases.

Consolidated Results—Full Year 2006

For the full year 2006, consolidated sales increased by 0.8% to $4.06 billion.

The company recorded a net loss of $151.3 million in 2006 compared to net income of $101.0 million in 2005 on a GAAP basis. Excluding non-operating charges, net income decreased by 78.3% from $112.0 million in 2005 to $24.3 million in 2006.

Gross margin as a percent of sales on a GAAP basis declined by 2.5% from 28.3% to 25.8% for the year due to promotional discounts primarily related to Borders Rewards, de-leveraging of fixed occupancy costs and non-operating charges.

SG&A as a percent of sales increased by 0.7% from 23.6% to 24.3% in 2006 on a GAAP basis, primarily due to costs associated with strategic initiatives and de-leveraging of expenses.

Interest expense increased by $18.1 million for the year related to stock repurchases, inventory investments and capital expenditures.

Borders Group continued to pay dividends and to fund stock repurchases. In the fourth quarter, the company repurchased 1.1 million shares of its common stock, totaling $25.0 million. For the full year, 7.2 million shares were repurchased totaling $148.7 million. Capital expenditures were $204.2 million for the full year 2006 compared to $196.3 million in 2005. As a result of these investments, debt net of cash totaled $427.4 million at year-end compared to $130.9 million one year ago.

Domestic Borders Superstores

Fourth quarter sales at domestic Borders superstores were $960.3 million, an increase of 2.3% over the same period in 2005. For the year, sales at domestic Borders superstores increased by 1.5%, ending the year at $2.75 billion. Comparable store sales in the segment decreased by 2.8% in the fourth quarter and declined by 2.2% for the full year.

In the fourth quarter, operating income, excluding non-operating charges, was $117.0 million, which is down by 15.5% compared to the same period a year ago. For the full year, operating income, excluding non-operating charges, decreased by 38.5% to $111.3 million. On a GAAP basis, operating income for the fourth quarter was $98.4 million, which represents a 26.5% decrease. For the full year, on a GAAP basis, operating income decreased by 46.9% to $92.4 million.

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Borders Q4/Full Year 2006—3

In the fourth quarter, the company opened 13 new Borders superstores in the U.S., ending the fiscal year with a total of 499 total domestic locations.

International

For the fourth quarter, total sales in the International segment were $249.6 million, up 22.5% compared to the same period a year ago. For the full year, total International sales were $650.0 million, a 12.8% increase over 2005. Excluding the impact of foreign currency translation, total International sales would have increased by 12.4% for the fourth quarter and by 9.6% for the full year.

Comparable superstore sales in the International segment increased by 0.3% for the fourth quarter and decreased by 0.4% for the year in local currency. Excluding non-operating charges, operating income for the International segment in the fourth quarter was $29.1 million, which is up by 12.4% compared to a year ago. For the full year, excluding non-operating charges, the operating loss was $0.5 million in the segment compared to operating income of $11.9 million a year ago. On a GAAP basis, operating loss for the fourth quarter was $99.3 million compared to operating income of $25.8 million a year ago. For the full year on a GAAP basis, operating loss was $135.9 million compared to operating income of $6.4 million one year ago.

Results in Asia Pacific stores were solid with fourth quarter same-store sales increasing in the mid single digits. Yet, overall performance of the International segment was impacted negatively by a challenging retail environment in the U.K., which improved somewhat in the fourth quarter with flattish same-store sales for the period. The U.K. represents approximately 70 percent of total International segment sales.

Borders Group opened a total of seven new International superstores in the fourth quarter of 2006, ending the year with a total of 68 locations outside of the U.S.

Waldenbooks Specialty Retail

Total sales within the Waldenbooks Specialty Retail segment were down 8.3% for the fourth quarter to $286.4 million and decreased by 10.9% for the year to $663.9 million. Comparable store sales in the segment decreased by 6.2% in the fourth quarter and declined by 7.5% for the full year.

Excluding non-operating charges, operating income for the segment dropped by 40.9% in the fourth quarter to $24.3 million. Operating loss for the year, excluding non-operating charges, was $26.9 million compared to operating income of $5.5 million for the prior year. On a GAAP basis, in the fourth quarter, there was an operating loss of $25.9 million compared to operating income of $39.0 million for the period a year ago. For the full year, on a GAAP basis, the segment recorded an operating loss of $78.0 million compared to operating income of $2.5 million one year ago.

Borders Group closed 91 Waldenbooks Specialty Retail segment stores in the fourth quarter and 124 stores for the year, ending fiscal 2006 with a total of 564 locations.

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Borders Group Q4/Full Year 2006—4

Non-Operating Adjustments

As shown on the table below, for the fourth quarter, non-operating adjustments totaled an after-tax charge of $2.86 per share compared to $0.09 per share for the same period a year ago. For the full year, consolidated non-operating adjustments constituted an after-tax charge of $175.6 million compared to $11.0 million a year ago. Both the fourth quarter and full year 2006 charges are primarily comprised of asset impairments including goodwill, store closure costs and accelerated depreciation costs related to store remodels.

EPS Impact
Item	Q4 2006	Full Year 2006
UK Goodwill Impairment	$ (1.43)	$ (1.36)
UK Store Asset Impairments	$ (0.58)	$ (0.55)
Waldenbooks Specialty Retail Store and Corporate Asset Impairments	$ (0.46)	$ (0.44)
Domestic Borders Superstores Asset Impairments	$ (0.09)	$ (0.09)
Other	$ (0.29)	$ (0.39)
Total	$ (2.86)	$ (2.83)

Outlook

As Borders Group enacts its long-term strategic plan management does not intend to provide guidance on future sales or earnings. It is expected that 2007 will be a year of transforming and stabilizing—but not significantly improving—financial performance. Through execution of its strategic plan, management anticipates returning to earnings per share growth in 2008, and continued growth beyond that year based on achievement of these long-term financial targets, expected by 2009:
•	Consolidated EBIT margins of 5% to 6%, compared to 1.8% in 2006, and driven primarily by sustained same-store sales growth in the low- to mid-single digits in the domestic superstore segment.
•	Improved inventory turns of 2 times compared to 1.6 times in 2006.
Management does not intend to confirm or comment on sales and earnings estimates prepared by analysts or other third parties. Investors should not interpret management's determination not to comment on estimates prepared by analysts or other third parties as an indication that Borders Group believes these estimates are correct or that the company's financial results are expected to be consistent with the estimates.

In addition, with this news release and going forward, Borders Group will now report operating income (defined as earnings before interest and taxes) for its business segments rather than net income, which was the company’s prior reporting standard.

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Borders Group Q4/Full Year 2006--5

Strategic Plan News Release and Conference Call Today

Immediately following this news release, Borders Group will issue a separate news release outlining the company’s strategic plan for the future. Fourth quarter and full-year 2006 results presented here, as well as the strategic plan, will be presented by Borders Group Chief Executive Officer George Jones and Chief Financial Officer Ed Wilhelm on a conference call for investors at 9 a.m. Eastern this morning. The call can be accessed via the company’s Web site at www.bordersgroupinc.com. For reference, in advance of the call, the company will also post on its Web site a presentation outlining the strategic plan.

Next Quarterly Release

Borders Group will issue first quarter results May 29 with a conference call to follow at 8 a.m. Eastern May 30 when the company will provide an update on its progress against the goals of its strategic plan.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look toward," "continuing," "planning," "guidance, " "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share growth, EBIT margins and inventory turns, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), its strategic plans and expected benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Specialty Retail Segment and the development of a proprietary website) and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan, and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended February 3, 2007			Quarter Ended January 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$960.3	$-	$960.3	$938.7	$-	$938.7
Waldenbooks Specialty Retail	286.4	-	286.4	312.3	-	312.3
International	249.6	-	249.6	203.7	-	203.7
Total sales	1,496.3	-	1,496.3	1,454.7	-	1,454.7
Other revenue	22.7	-	22.7	20.3	-	20.3
Total revenue	1,519.0	-	1,519.0	1,475.0	-	1,475.0
Cost of goods sold, including occupancy costs	1,049.5	11.8	1,061.3	984.9	1.2	986.1
Gross margin	469.5	(11.8)	457.7	490.1	(1.2)	488.9
Selling, general and administrative expenses	299.2	4.5	303.7	284.7	2.6	287.3
Pre-opening expense	3.2	-	3.2	2.5	-	2.5
Asset impairments and other writedowns	-	182.7	182.7	-	5.6	5.6
Operating income (loss)	167.1	(199.0)	(31.9)	202.9	(9.4)	193.5
Interest expense	10.0	-	10.0	5.3	-	5.3
Income (loss) before income taxes	157.1	(199.0)	(41.9)	197.6	(9.4)	188.2
Income taxes	62.3	(30.6)	31.7	72.6	(3.5)	69.1
Net income (loss)	$94.8	$(168.4)	$(73.6)	$125.0	$(5.9)	$119.1

Basic EPS (3)	$1.61	$(2.86)	$(1.25)
Basic weighted avg. common shares (3)	58.8	58.8	58.8

Diluted EPS (3)				$1.87	$(0.09)	$1.78
Diluted weighted avg. common shares (3)				67.0	67.0	67.0

Comparable Store Sales
Domestic Borders Superstores	(2.8%)			2.5%
Waldenbooks Specialty Retail	(6.2%)			(2.7%)
International Borders Superstores	0.3%			0.9%

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended February 3, 2007			Quarter Ended January 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	64.2%	-%	64.2%	64.5%	-%	64.5%
Waldenbooks Specialty Retail	19.1	-	19.1	21.5	-	21.5
International	16.7	-	16.7	14.0	-	14.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.5	-	1.5	1.4	-	1.4
Total revenue	101.5	-	101.5	101.4	-	101.4
Cost of goods sold, including occupancy costs	70.1	0.8	70.9	67.7	0.1	67.8
Gross margin	31.4	(0.8)	30.6	33.7	(0.1)	33.6
Selling, general and administrative expenses	20.0	0.3	20.3	19.6	0.1	19.7
Pre-opening expense	0.2	-	0.2	0.2	-	0.2
Asset impairments and other writedowns	-	12.2	12.2	-	0.4	0.4
Operating income (loss)	11.2	(13.3)	(2.1)	13.9	(0.6)	13.3
Interest expense	0.7	-	0.7	0.4	-	0.4
Income (loss) before income taxes	10.5	(13.3)	(2.8)	13.5	(0.6)	12.9
Income taxes	4.2	(2.1)	2.1	4.9	(0.2)	4.7
Net income (loss)	6.3%	(11.2)%	(4.9)%	8.6%	(0.4)%	8.2%

(1)  Results from 2006 were impacted by a number of non-operating items including asset and goodwill impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)  The company calculates EPS using basic weighted average common shares outstanding during periods of net loss and using diluted weighted average common shares outstanding during periods of net income. Diluted weighted average common shares outstanding were 60.4 million for the quarter ended February 3, 2007 and basic weighted average common shares outstanding were 66.0 million for the quarter ended January 28, 2006.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Year Ended February 3, 2007			Year Ended January 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$2,750.0	$-	$2,750.0	$2,709.5	$-	$2,709.5
Waldenbooks Specialty Retail	663.9	-	663.9	744.8	-	744.8
International	650.0	-	650.0	576.4	-	576.4
Total sales	4,063.9	-	4,063.9	4,030.7	-	4,030.7
Other revenue	49.6	-	49.6	48.5	-	48.5
Total revenue	4,113.5	-	4,113.5	4,079.2	-	4,079.2
Cost of goods sold, including occupancy costs	3,046.8	18.4	3,065.2	2,936.0	3.5	2,939.5
Gross margin	1,066.7	(18.4)	1,048.3	1,143.2	(3.5)	1,139.7
Selling, general and administrative expenses	981.8	5.8	987.6	945.1	7.0	952.1
Pre-opening expense	11.3	-	11.3	7.6	-	7.6
Asset impairments and other writedowns	-	186.2	186.2	-	6.6	6.6
Operating income (loss)	73.6	(210.4)	(136.8)	190.5	(17.1)	173.4
Interest expense	32.4	-	32.4	14.3	-	14.3
Income (loss) before income taxes	41.2	(210.4)	(169.2)	176.2	(17.1)	159.1
Income taxes	16.9	(34.8)	(17.9)	64.2	(6.1)	58.1
Net income (loss)	$24.3	$(175.6)	$(151.3)	$112.0	$(11.0)	$101.0

Basic EPS (3)	$0.39	$(2.83)	$(2.44)
Basic weighted avg. common shares (3)	61.9	61.9	61.9

Diluted EPS (3)				$1.57	$(0.15)	$1.42
Diluted weighted avg. common shares (3)				71.1	71.1	71.1

Comparable Store Sales
Domestic Borders Superstores	(2.2%)			1.1%
Waldenbooks Specialty Retail	(7.5%)			(2.4%)
International Borders Superstores	(0.4%)			0.4%

Sales and Earnings Summary (As Percentage of Total Sales)
	Year Ended February 3, 2007			Year Ended January 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	67.7%	-%	67.7%	67.2%	-%	67.2%
Waldenbooks Specialty Retail	16.3	-	16.3	18.5	-	18.5
International	16.0	-	16.0	14.3	-	14.3
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.2	-	1.2	1.2	-	1.2
Total revenue	101.2	-	101.2	101.2	-	101.2
Cost of goods sold, including occupancy costs	74.9	0.5	75.4	72.8	0.1	72.9
Gross margin	26.3	(0.5)	25.8	28.4	(0.1)	28.3
Selling, general and administrative expenses	24.2	0.1	24.3	23.4	0.2	23.6
Pre-opening expense	0.3	-	0.3	0.2	-	0.2
Asset impairments and other writedowns	-	4.6	4.6	-	0.2	0.2
Operating income (loss)	1.8	(5.2)	(3.4)	4.8	(0.5)	4.3
Interest expense	0.8	-	0.8	0.4	-	0.4
Income (loss) before income taxes	1.0	(5.2)	(4.2)	4.4	(0.5)	3.9
Income taxes	0.4	(0.9)	(0.5)	1.6	(0.2)	1.4
Net income (loss)	0.6%	(4.3)%	(3.7)%	2.8%	(0.3)%	2.5%

(1)  Results from 2006 were impacted by a number of non-operating items including asset and goodwill impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)  The company calculates EPS using basic weighted average common shares outstanding during periods of net loss and using diluted weighted average common shares outstanding during periods of net income. Diluted weighted average common shares outstanding were 63.4 million for the year ended February 3, 2007 and basic weighted average common shares outstanding were 69.8 million for the year ended January 28, 2006.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited

Condensed Consolidated Balance Sheets

	February 3,	January 28,
	2007	2006
Assets
Cash and cash equivalents	$120.4	$81.6
Inventory	1,452.0	1,405.9
Other current assets	151.2	150.3
Property and equipment, net	707.7	703.9
Other assets and deferred charges	141.8	106.0
Goodwill	40.3	124.5
Total assets	$2,613.4	$2,572.2
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$542.6	$207.1
Accounts payable	631.4	660.3
Other current liabilities	421.9	443.7
Long-term debt	5.2	5.4
Other long-term liabilities	368.3	326.6
Total liabilities	1,969.4	1,643.1
Minority interest	2.0	1.3
Total stockholders' equity	642.0	927.8
Total liabilities, minority interest and stockholders’ equity	$2,613.4	$2,572.2

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	February 3,	January 28,
	2007	2006
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net Income (loss)	$(151.3)	$101.0
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation	130.0	121.5
Gain on sale of investments	(5.0)	(1.2)
Loss on disposal of assets	6.8	5.3
Change in other long-term assets, liabilities and deferred charges	(5.4)	12.5
Asset and goodwill impairments	179.0	4.3
Cash used for current assets and current liabilities	(106.4)	(73.5)
Net cash provided by operations	47.7	169.9
INVESTING
Capital expenditures	(204.2)	(196.3)
Other investing activities	21.6	105.2
Net cash used for investing	(182.6)	(91.1)
FINANCING
Net funding from long-term debt and financing obligations	317.2	22.8
Issuance and repurchase of common stock	(118.4)	(238.3)
Cash dividends paid	(25.2)	(25.5)
Net cash provided by (used for) financing	173.6	(241.0)
Effect of exchange rates on cash and equivalents	0.1	(1.0)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	38.8	(163.2)
Cash and equivalents at beginning of year	81.6	244.8
Cash and equivalents at end of year	$120.4	$81.6

Borders Group, Inc. Financial Statements
Unaudited

Store Activity Summary

	Quarter Ended		Year Ended
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Domestic Borders Superstores
Beginning number of stores	487	466	473	462
Openings	13	9	31	15
Closings	(1)	(2)	(5)	(4)
Ending number of stores	499	473	499	473
Ending square footage (in millions)	12.4	11.8	12.4	11.8

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	652	700	678	705
Openings	3	5	10	23
Closings	(91)	(27)	(124)	(50)
Ending number of stores	564	678	564	678
Ending square footage (in millions)	2.2	2.6	2.2	2.6

International Borders Superstores
Beginning number of stores	61	50	55	42
Openings	7	5	13	13
Closings	-	-	-	-
Ending number of stores	68	55	68	55
Ending square footage (in millions)	1.7	1.4	1.7	1.4

Books etc. International Stores
Beginning number of stores	30	33	33	35
Openings	-	-	-	-
Closings	-	-	(3)	(2)
Ending number of stores	30	33	30	33
Ending square footage (in millions)	0.1	0.2	0.1	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended February 3, 2007			Quarter Ended January 28, 2006
	Operating Basis (2)	Adjustments (2)	GAAP Basis	Operating Basis (3)	Adjustments (3)	GAAP Basis
Domestic Borders Superstores
Sales	$960.3	$-	$960.3	$938.7	$-	$938.7
Depreciation expense	21.7	0.3	22.0	20.4	0.5	20.9
Operating income (loss)	117.0	(18.6)	98.4	138.4	(4.5)	133.9

Waldenbooks Specialty Retail
Sales	$286.4	$-	$286.4	$312.3	$-	$312.3
Depreciation expense	7.0	0.9	7.9	7.4	-	7.4
Operating income (loss)	24.3	(50.2)	(25.9)	41.1	(2.1)	39.0

International
Sales	$249.6	$-	$249.6	$203.7	$-	$203.7
Depreciation expense	5.9	0.7	6.6	5.0	-	5.0
Operating income (loss)	29.1	(128.4)	(99.3)	25.9	(0.1)	25.8

Corporate (1)
Operating income (loss)	$(3.3)	$(1.8)	$(5.1)	$(2.5)	$(2.7)	$(5.2)

Consolidated
Sales	$1,496.3	$-	$1,496.3	$1,454.7	$-	$1,454.7
Depreciation expense	34.6	1.9	36.5	32.8	0.5	33.3
Operating income (loss)	167.1	(199.0)	(31.9)	202.9	(9.4)	193.5

	Year Ended February 3, 2007			Year Ended January 28, 2006
	Operating Basis (2)	Adjustments (2)	GAAP Basis	Operating Basis (3)	Adjustments (3)	GAAP Basis
Domestic Borders Superstores
Sales	$2,750.0	$-	$2,750.0	$2,709.5	$-	$2,709.5
Depreciation expense	84.8	1.9	86.7	79.6	4.9	84.5
Operating income (loss)	111.3	(18.9)	92.4	180.9	(6.8)	174.1

Waldenbooks Specialty Retail
Sales	$663.9	$-	$663.9	$744.8	$-	$744.8
Depreciation expense	20.0	0.9	20.9	18.2	-	18.2
Operating income (loss)	(26.9)	(51.1)	(78.0)	5.5	(3.0)	2.5

International
Sales	$650.0	$-	$650.0	$576.4	$-	$576.4
Depreciation expense	21.7	0.7	22.4	18.8	-	18.8
Operating income (loss)	(0.5)	(135.4)	(135.9)	11.9	(5.5)	6.4

Corporate (1)
Operating income (loss)	$(10.3)	$(5.0)	$(15.3)	$(7.8)	$(1.8)	$(9.6)

Consolidated
Sales	$4,063.9	$-	$4,063.9	$4,030.7	$-	$4,030.7
Depreciation expense	126.5	3.5	130.0	116.6	4.9	121.5
Operating income (loss)	73.6	(210.4)	(136.8)	190.5	(17.1)	173.4

(1)	The Corporate segment includes various corporate governance costs.

(2)
Results from 2006 were impacted by a number of non-operating items including asset and goodwill impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.